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                        Exercisability of Stock Options
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     RESOLVED, that the first sentence of paragraph III-4 of the Ameritech Long
Term Incentive Plan is hereby amended to read in its entirety as follows: "Each Non-Qualified Stock Option granted to a Participant shall terminate no later than the day following the tenth anniversary of the Option Date or, subject to the provisions of the following sentence, if earlier, 30 days after the date the Participant's employment by the Company and its Subsidiaries is terminated for any reason, except that, if the Participant is a member of the Company's Management Committee at the time of termination of employment, such Non-Qualified Stock Option shall terminate on the date on which the Participant's employment is terminated."; and

     RESOLVED FURTHER, that in addition to the current terms of stock options heretofore granted under the Ameritech Long Term Incentive Plan or the Ameritech 1989 Long Term Incentive Plan (the "Plans") regarding exercise thereof after termination of employment, each such stock option heretofore granted under the Plans shall, to the extent the option is exercisable at the date of termination of employment, remain exercisable for a period of 30 days after termination of a Participant's employment for any reason other than cause or willful misconduct, unless such option terminates earlier under its existing terms (other than terms relating to termination of employment) and unless the Participant is at the time of termination of employment a member of the Management Committee of the Company.